Filed pursuant to Rule 424(b)(2)
                                                           File No. 333-137215

Pricing Supplement No. 20 dated October 10, 2006.
(To Prospectus dated September 8, 2006)
This Pricing Supplement consists of 2 pages.

             Hartford Life Insurance Company IncomeNotes(sm)

The description in this pricing supplement of the particular terms of the following series of IncomeNotes(sm) offered hereby supplements the description of the general terms and provisions of the notes set forth in the prospectus dated September 8, 2006, to which reference is hereby made.

            5.75% Callable Notes due October 15, 2014

CUSIP Number:                     4165X0AV2
Series Number:                    406320
Trade Date:                       October 16, 2006
Issuance Date:                    October 19, 2006
Stated Maturity Date:             October 15, 2014
Interest Rate:                    5.75%
Interest Payment Frequency:       Semi-Annually
Initial Interest Payment Date:    April 15, 2007
Price to Public:                  100%
Agent's Discount:                 1.40%
Day Count Convention:             30/360

Optional Redemption:              Yes [X]   No [ ]
   Optional Redemption Date(s):   October 15, 2008 or any Interest
                                  Payment Date thereafter.
   Initial Redemption Percentage: 100%
   Annual Percentage Reduction:   N/A
   Redemption may be:             [X] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [X] is  [ ] is not available.
   Annual Put Limitation:         $1 million or 1%
   Individual Put Limitation:     $250,000
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.

Other Provisions Relating         The Bank of New York Trust Company, N.A. is
   to the Notes:                  successor Indenture Trustee under Section
                                  7.14 of the Indenture.

Special Tax Considerations:       None.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

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          INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of October 19, 2006, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+